Exhibit 4.7

English Translation of Business License for SGOCO (Shenzhen) Technology Co., Ltd.

Registered Number: 440301503468784

Date of Set-up: November 14, 2013

The Enterprise Name: SGOCO (Shenzhen) Technology Co., Ltd.

Address: Room 201, Block A, Qianhai Shenzhen-Hong Kong Cooperation District Authority Office Building, Qian Wan One Road, Li Yu Men One Street, Qianhai Shenzhen-Hong Kong Cooperation District

Legal Representative: Wen Li Hong

Registered Capital: USD 5,000,000

Paid up Capital: Nil

Enterprise Type: Limited liability (Limited liability (Taiwan, Hong Kong & Macao Corporation Owned Enterprises)

Scope of Management:  Engage in research and development, wholesale, Commission agency and Import and export related business of Digital Electronic Product, electrical material, computer-aided design, new type flat panel monitor parts, digital TV, Mobile Phone, Smart Phone, Tablet computer, TGT-LCD, PDP, OLED, FED (include SED) display monitors, digital video, digital speaker, large screen colored display engine, light-source, projector, laptop computer, high end computer server, car electronic accessories, ,metal product standard mold, high precision stamping dies, precision cavity mold, mold standard parts, and non-metal product mold. Supply Chain Management and service;

Shareholder (The founder): SGOCO International (HK) Limited

Business Term: November 14, 2013 to November 13, 2043

Issued Unit: Market Supervision Administration Bureau of Shenzhen Municipality